Exhibit 10.39

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission.  Asterisks denote omissions.

LICENSE AGREEMENT made the 28 day of February, 2003

BETWEEN:

WOMEN’S AND CHILDREN’S HOSPITAL, a non-profit institution incorporated in South Australia and of 72 King William Road, North Adelaide, South Australia (“Licensor”);

AND:

TRANSKARYOTIC THERAPIES, INC. 700 Main Street, Cambridge, Massachusetts (“Licensee”).

WHEREAS:

A.                                  Licensor has power to grant rights in respect of certain technology.

B.                                   The parties desire that Licensor shall grant to Licensee a License to make, use, distribute and sell the technology upon the terms hereinafter appearing.

WHEREBY IT IS AGREED as follows:

1.         RECITALS

The matters referred to in the recitals are true and correct in every material particular and shall form part of this Agreement.

2.         INTERPRETATION

In this Agreement:

2.1.       “Affiliate” means:

            2.1.1     A company that is the parent company of Licensee;

            2.1.2     A company that is a subsidiary of the parent company of Licensee;

            2.1.3     A company that is a subsidiary of Licensee;

            2.1.4     A director of Licensee;

2.2.                           “Commencement Date” means February 28, 2003.

2.3.                           “Field” is the treatment of certain mucopolysaccharidosis (“MPS”) namely MPS I, II, IIIA and IIIB by means of gene therapy and/or protein replacement therapy, [**].

2.4.                           “Know How” means all specifications, and quality control procedures and other technical or commercial knowledge or information whether patentable or not of the Unit in relation to the Field in existence on the date of this Agreement or which come into existence as a result of the funded research under the Research Agreement during the continuance of this Agreement.

2.5.                           “License” means the authorities in this Agreement granted to Licensee under Clauses 3 through 5 inclusive of this Agreement.

2.6.                           “Licensor” means Women’s and Children’s Hospital and includes its successors and permitted assigns.

2.7.                           “Licensee” means Transkaryotic Therapies, Inc. and includes its successors and permitted assigns.

2.8.                           “Net Sales Value” shall mean the invoiced amount billed on sales of Products in final packaging form made by Licensee, its Affiliates, or its sublicensees to an unrelated third party, less the following:

a)                                      amounts refunded or credited for Products which were rejected, damaged, or returned;

b)                                     import, export, excise, and sales taxes; and

c)                                     credits, rebates and quantity or cash discounts.

The transfer of Products by Licensee or any of its Affiliates to another Affiliate of Licensee or a sublicensee should not be considered a sale; in such cases Net Sales shall be determined based on the invoiced sales price by the Affiliate or sublicensee to the customer less the above deductions.

If any Product is sold as a combination of functional elements, the Net Sales Value shall be calculated by multiplying the net sales price of the combination product by the fraction A over A+B, in which “A” is the standard fully absorbed cost of the product portion of the combination, and “B” is the standard fully-absorbed cost of the other functional elements of the combination, with such costs being determined in accordance with generally accepted accounting practices. An example of a combination product is a medical device consisting of genetically modified cells held immobile by a permeable matrix composed of polymeric molecules, where the matrix is the product portion and the cells are the other functional element of the combination product.

2.9.                           “Past Funded IP” means all intellectual property rights developed as a result of the conduct of all research by the Unit prior to the Commencement Date pursuant to the 1996 Research Agreement [**].

2.10.                    “Past Non-Funded IP” means all intellectual property rights developed as a result of any research conducted by the Unit prior to the Commencement Date, other than pursuant to the 1996 Research Agreement, [**].

2.11.                    “Patents” means any and all patents and patent applications in the Field in Australia and throughout the world which Licensor presently owns or controls or under which Licensor has the right to grant sub-licenses or that hereafter result from the funded research under the Research Agreement (or in respect of which the Research Agreement otherwise obliges Licensor to grant a license to Licensee), including patents comprised in the Past Funded IP and the Past Non-Funded IP.  Patents as of the date of this Agreement are listed in Exhibit A attached hereto. The expression “patents and patent applications” shall, without limitation, extend to and include petty patents, inventors’ certificates, utility patents, patents of importation, patents of confirmation, patents of improvements, patents of addition, utility models and substitutions, extensions, re-issues, renewals, divisions, continuations or continuations-in-part thereof or therefor.  References to “patents” and to “patent applications” shall extend to include, mutatis mutandis, any other intellectual property rights which may be of relevance including any registered designs, copyrights or trademarks.

2.12.                    “Processes” means the processes, methods of manufacture and procedures covered by Valid Claims of Patents or which utilize Technical Information.

2.13.                    “Products” means products whose manufacture, use or sale is covered by Valid Claims of Patents or which utilize Technical Information, Past Funded IP or Past Non-Funded IP.

2.14.                    “Research” has the same meaning specified for such term in the Research Agreement.

2.15.                    “Research Agreement” means the written Research Agreement between the parties entered into on or about the date of this agreement relating to mucopolysaccharidosis research.

2.16.                    “Settlement Agreement” means the written Settlement Agreement between the parties entered into on or about the date of this agreement relating to the 1996 Research Agreement and the 1996 License Agreement.

2.17.                    “Technical Information” means processes, methods of manufacture and procedures of Licensor relating to the Field and in respect of which Licensor is obliged, pursuant to the Research Agreement, to grant Licensee a license.

2.18.                    “Term” means the period from the date of this Agreement to the day of expiry of the last surviving Patent, subject to early termination as provided in this Agreement.

2.19.                    “Territory” means [**].

2.20.                    “Therapy” excludes testing, screening and diagnosis.

2.21.     [**].

2.22.                    “Valid Claim” means a claim of an issued Patent which has not been declared invalid or unenforceable by a court of competent jurisdiction or an administrative agency from which no appeal can be or is taken.

2.23.                    “1996 Research Agreement” means the written Research Agreement between the parties dated 1 July 1996 relating to mucopolysaccharidosis research.

2.24.                    “1996 Licence Agreement” means the written Licence Agreement between the parties dated 1 July 1996, as amended on 1 July 1998.

3.         LICENSE GRANT

3.1.                           In relation to Patents, Technical Information, Processes and Products arising from the Research, in consideration of the timely performance of all warranties and agreements in this Agreement given or made by Licensee, Licensor hereby grants to Licensee and Licensee hereby accepts an exclusive, worldwide license to such Patents and Technical Information, with the right to grant sublicenses, to make and have made, to use and have used, to sell and have sold such Products, and to practise and otherwise use such Processes for the duration of the Term subject to and upon the terms in this Agreement.

3.2                              In relation to patents, technical information, processes and products [**] within the Field during the term of the Research Agreement, which would be Patents, Technical Information, Processes and Products if they arose from the Research, in consideration of the timely performance of all warranties and agreements in this Agreement given or made by Licensee, Licensor hereby grants to Licensee and Licensee hereby accepts an exclusive, worldwide license within the Field to such patents and technical information, with the right to grant sublicenses, to make and have made, to use and have used, to sell and have sold such products, and to practise and otherwise use such processes for the duration of the Term subject to and upon the terms in this Agreement.

In the event that any third party shall propose to:

(i)                  sponsor research at Licensor in the Field; or

(ii)                enter into an academic research collaboration with Licensor during the term of the Research Agreement, then Licensor shall promptly give notice of such proposal to Licensee.  Licensee shall review the proposed research, cognizant of the mutual goal of Licensor and Licensee to advance research in the Field and commercialize Products.  Licensee shall notify Licensor within thirty (30) days whether it is willing to enter into negotiations with such third party regarding the disposition of any patents, technical information, processes and products arising from such third party-funded research or academic research collaboration.  In the event that Licensee agrees to enter into negotiations with such third party, Licensee shall negotiate in good faith, but nothing contained herein shall require Licensee to come to agreement with such third party.

Alternatively, Licensor may enter into an academic research collaboration during the term of the Research Agreement with any third party (such as a university or other non-profit research institution) provided that it:

(a)                notifies Licensee of the identity of the third party and obtains Licensee’s consent to enter into the collaboration with that third party (such consent not to be unreasonably withheld, and provided that a failure by Licensee to respond to the request for consent within 30 days of the date of the request shall constitute consent);

and

                                                 (b)        obtains a written undertaking from the third party that Licensee will obtain an exclusive, worldwide license within the Field to any patents, technical information, processes and products arising from such collaboration during the term of the Research Agreement.

3.3                               In relation to Patents, Technical Information, Processes and Products comprising or arising from the Past Funded IP, Licensor hereby grants to Licensee and Licensee hereby accepts an exclusive, worldwide license to such Patents and Technical Information, with the right to grant sublicenses, to make and have made, to use and have used, to sell and have sold such Products, and to practise and otherwise use such Processes for the duration of the Term subject to and upon the terms in this Agreement.

3.4                               In relation to Patents, Technical Information, Processes and Products comprising or arising from the Past Non-Funded IP, Licensor hereby grants to Licensee and Licensee hereby accepts an exclusive, worldwide license within the Field to such Patents and Technical Information, with the right to grant sublicenses, to make and have made, to use and have used, to sell and have sold such Products, and to practise and otherwise use such Processes for the duration of the Term subject to and upon the terms in this Agreement.

4.         NATURE OF LICENSE

4.1.                           The rights granted to Licensee are an exclusive right within the Territory (and, in the case of the rights granted to Licensee pursuant to clauses 3.2 and 3.4, within the Field only) to manufacture, use, sell and supply or procure the manufacture, use, sale and supply under sub-License of Products.

4.2.                           The rights hereby granted shall commence on the date of this Agreement and shall terminate on the expiration of the Term, subject to early termination as herein provided.

4.3.                           Subject to the Licensor’s rights to use the Patents and Technical Information for research purposes, Licensor shall not itself exercise or grant the same or equivalent rights to any other third party, except in the case of the License being converted to non-exclusive status pursuant to Clause 6.4, without the consent in writing of Licensee first had and obtained, which consent Licensee may in its absolute discretion refuse.

5.         PATENTS, TRADEMARKS AND KNOW HOW

For the purposes of the License, Licensor hereby grants to Licensee:

5.1.                           An exclusive right (in the case of the rights granted to Licensee pursuant to clauses 3.2 and 3.4, within the Field only) to use the intellectual or industrial property the subject of the Patents and Technical Information.

5.2.                           Exclusive access (in the case of the rights granted to Licensee pursuant to clauses 3.2 and 3.4, within the Field only) to instruction manuals and drawings and specifications or other written or machine-readable technical material clearly explaining the subject of the Patents and Technical Information.

5.3.                           Non-exclusive access (in the case of the rights granted to Licensee pursuant to clauses 3.2 and 3.4, within the Field only) to all other Know How of Licensor in relation to the subject of the Patents and Technical Information.

6.         DUE DILIGENCE OBLIGATIONS

6.1                              Licensee and Licensor acknowledge and agree that they both intend to bring high quality, safe and effective products to patients suffering from MPS disorders.  The Parties acknowledge and agree that the Parties shall communicate regularly in order to identify ways of achieving the mutual goal of bringing these products to market as promptly as possible.  Licensee agrees that when high quality, safe and effective products are ready for commercialization in Licensee’s reasonable discretion, Licensee shall use its reasonable commercial efforts, consistent with sound business practices, to commercialize, market and promote (by itself or by sub-licensees) Products covered by this Agreement within major markets within the Territory [**].  In the event that Licensee determines that it cannot or will not commercialize a Product within all or part of the Territory, it shall promptly notify Licensor at which point Licensee shall [**].  Licensee shall keep Licensor properly informed as to its development and commercialisation activities and give to Licensor such information as Licensor may reasonably request in relation to such activities.  If Licensee is found (pursuant to clause 22 or by a Court) to have breached its obligations under this clause 6, Licensor's sole remedy shall be to notify Licensee of its intention to convert the license under clause 3 to a non-exclusive license, to the extent it relates to the MPS disorder in respect of which the breach was committed, unless within ninety (90) days of notification by Licensor, Licensee remedies its failure.  If Licensor elects to convert the license into non-exclusive status, then the royalty rate set forth in clause 14 on Products for the applicable MPS disorder shall be reduced by [**] percent.  The Parties agree that nothing in this clause 6 obliges Licensee to do anything that, at that time, it reasonably believes to be unethical.

6.2                              As a sign of its good faith intentions in relation to the development of Products capable of commercialisation (“Development Process”), Licensee agrees that if research proposals submitted to the Licensee by the Licensor from time to time or the results of the Research indicate that further research would be beneficial to the Development Process, then Licensee will give due consideration to providing Licensor with additional funding for the purpose of undertaking that research.

7.         RECORDS

7.1.                           Licensee shall keep complete records of all production and sales of Products and all orders and inquiries for orders received.

7.2.                           After Licensee makes its first commercial sale of a Product, Licensee shall within one month of the expiration of each March, June, September and December prepare and supply to Licensor a report of the conduct of the License during the preceding quarter. Such report shall include:

7.2.1                  quantities of Products manufactured distinguishing between different types of Products;

7.2.2                  quantities and sales values of Products sold distinguishing between different types of Products;

7.2.3                  sub-licenses granted;

7.2.4                  gross proceeds of the License (broken down into Net Sales Values of Products sold and royalties and license fees paid by sub-licensees); and

7.2.5                  royalties payable by Licensee in respect of such period.

8.         PRODUCT WARRANTIES

Licensee shall ensure that all Products supplied in carrying on the License by Licensee are constructed of suitable materials and are suitable for the purposes for which the Products are intended.

9.         COMPLIANCE WITH LAWS AND TECHNICAL STANDARDS

At its own expense Licensee shall promptly identify and ensure compliance with all applicable laws and industry standards and shall forthwith obtain all necessary governmental or industry standards and approvals relevant to the production and supply of Products in the Territory.

10.       INSPECTION AND ACCESS

The Licensee shall permit the Licensor to examine the Licensee’s books and records periodically during regular business hours upon reasonable notice for the purpose only and to the extent necessary to verify any sales provided pursuant to this Agreement. Any such examination will be made at the expense of the Licensor by an independent registered or company auditor who is reasonably acceptable to the Licensee and who shall report to the Licensor only the amount of royalties due and payable hereunder. The Licensor agrees that any report (and any payment made pursuant thereto) submitted more than one year preceding the date of any such examination shall be conclusively presumed to be correct. In the event that the auditor determines that an inaccuracy in the sales report resulted in more than a five percent (5%) deficiency in royalty payments to Licensor, Licensee shall pay (i) the costs of the audit and (ii) such deficiency in royalties within thirty (30) days from the date Licensee receives the audit report.

11.       REPORTS

The parties shall promptly exchange all technical reports respectively produced or procured by either of them in respect of the development of therapeutic products for MPS I, II, IIIA and IIIB. Licensee shall present a detailed, written progress report covering the development of therapeutic products for MPS I, II, IIIA and IIIB to Professor John Hopwood on the occasion of his annual visit to Licensee. Should any inaccuracies, inconsistencies, omissions, errors or faults be found in the specifications or use of the Processes, the party aware of same shall as soon as practicable notify the other party of same.

12.       COOPERATION

Each party shall give such reasonable assistance, cooperation and information to the other as shall be required to assist that party to carry out its obligations under this Agreement.

13.       INTELLECTUAL AND INDUSTRIAL PROPERTY

13.1.                    Licensor to the best of its knowledge warrants that it has the right to enter into this Agreement and no provision of this Agreement will violate, conflict or infringe upon any rights whatsoever of any person, firm or corporation.

13.2.                    Neither party shall during the continuance of this Agreement or thereafter use, divulge or communicate to any person whomsoever any confidential information concerning the other party or the practices, dealings, transactions or affairs of the other party which may have been acquired by the party pursuant to the performance of this Agreement, save as required by law.

13.3.                    Licensee shall imprint or cause to be imprinted on all relevant written materials supplied hereunder and all copies thereof a copyright notice to the effect that the said materials are subject to copyright and are confidential and are not to be disclosed to others or publicly disseminated.

13.4.                    Licensee shall imprint or cause to be imprinted on all Products the subject of a patent manufactured or supplied under this Agreement a patent notice to the effect that the same are subject to patent rights.

13.5.                    Licensee shall not do or commit any act or omission whereby patent or other rights of Licensor in respect of the subject matter of the Patents and Technical Information may become prejudiced, void or voidable.

13.6.                    Under the Research Agreement, Licensor has agreed to license any patents or patent applications invented, discovered or created in the course of the Research to Licensee, subject to the terms and conditions of this License Agreement.  In such event, the parties will amend Exhibit A and any such additional patents or patent applications will be treated as Patents hereunder.

13.7.                    Each party may defend any action brought against it alleging that the Patents, the Technical Information or the License infringes patent or other rights belonging to a third party.

13.8.                    Licensee shall, at its reasonable discretion, notify Licensor of any infringement of the Patents and Technical Information in the Territory by third parties (“Infringement”).  Licensor has the obligation to diligently prosecute any Infringement.  If Licensor fails to meet such obligation, Licensee shall have the right, but not the obligation, upon five (5) days written notice, to take control of the prosecution of an Infringement and bear the costs of such proceedings.  The Party that meets the obligation of prosecuting any Infringement (i) shall be entitled to all damages and costs (if any) awarded against third parties in favor of Licensee or Licensor, and (ii) shall have the control and conduct of all negotiations for settlement or compromise of such proceedings.

13.9.                    In relation to the filing, prosecution and maintenance of Patents:

                                                 (a)        Licensee shall be responsible for the preparation, filing, prosecution and maintenance of all patent applications and Patents in Australia, the United States, and in those other countries selected by Licensee.  Prosecution shall be conducted by attorneys selected and supervised by Licensee, to which Licensor has no reasonable objection.  Licensee will keep Licensor apprised as to the status of each of the patent applications and Patents.

(b)                                Licensee shall be responsible for all costs associated with the prosecution and maintenance of the licensed Patents.  These costs shall be billed directly to Licensee by associated attorneys.

(c)                                each party shall give such reasonable assistance, cooperation and information to the other as shall be required to assist that party to carry out its obligations under this Agreement.

14.       PAYMENTS

14.1.                    Licensee in consideration of the use of the Patents and Technical Information shall pay to Licensor:

14.1.1              royalties in an amount equal to [**] percent ([**]%) of the Net Sales Value of Products sold or consumed by Licensee and its sub-licensees in countries within the Territory where such sale or consumption is covered by a Valid Claim of any Patent;

14.1.2              for a period commencing on the date of the first commercial sale of a Product, and ending upon expiration or termination of this Agreement, royalties in an amount equal to [**] percent ([**]%) of the Net Sales Value of Products sold or consumed by Licensee and its sub-licensees in countries within the Territory where such sale or consumption is not covered by a Valid Claim but utilizes Technical Information. In the event that a third party sells such a Product in a country within the Territory where such sale or consumption is not covered by a Valid Claim, then the royalty paid to Licensor will be an amount equal to [**] percent ([**] %) of the Net Sales Value of Products sold or consumed by Licensee and its sublicensees.

14.2.                    It is acknowledged that Products may be sold by the Licensee in combination with or incorporated into some other product incorporated into some other functional element. (Product when in combination with another functional element is herein called “combination products”). If a combination product is sold for a single price, any amount received by the Licensee from the sale thereof will be apportioned to the constituent part or parts thereof which constitute Product and to the constituent part or parts which constitute functional element. Only that part of any amount received by the Licensee which is apportioned to Product will represent Net Sales Value and attract royalty. The basis of any apportionment will be as described in Clause 2.8.

14.3.                    Royalties shall be calculated quarterly for each of the three (3) month periods ended March, June, September and December and shall be payable within one (1) month of the end of each three (3) month period and payment shall be accompanied by the Report referred to in Clause 7.3

14.4.                    If at any time during the Term the Licensee discovers that any product or process manufactured, sold, exercised or used by the Licensee or any of its sub-licensees or any method of manufacture of same or use thereof being the same subject of the License infringes claims of any unexpired patent, patent application or other intellectual property right owned by a third party, then the Licensee may negotiate with such third party for a License on such terms as the Licensee considers appropriate. If the terms of settlement with any such third party include a royalty bearing license, then the royalties otherwise payable under this Agreement shall be reduced by the royalty or other payment paid to such third party. The offset in royalty should not be more than fifty percent (50%) of the total royalty payable by Licensee to Licensor.

14.5.                    All royalties and signing fees shall when payable be converted into the currency of Australia on the basis of the weighted average exchange rate applicable on the first and last days of each quarter. All payments shall, subject to deduction of withholding or other taxes Licensee is required by law to withhold, be paid in Australian Dollars by telegraphic transfer in clear funds to Licensor’s account at Adelaide or to such other bank or place as Licensor may from time to time nominate in writing.

14.6.                    If Licensee shall default in the due and punctual payment of any amount payable herein to Licensor and that default is continuing for a period of thirty (30) days then and without limiting any other right or remedy, Licensee shall be liable to pay default interest at the current London Inter Bank Offer Rate plus three per centum (3%), adjusted monthly, on the outstanding amount until paid.

15.       INDEMNITY

Licensee shall defend, indemnify and hold harmless Licensor from and against any and all damages and liability, including reasonable legal fees, costs and disbursements it may incur as a result of product liability, trademark infringement, product recall or any other claims not specifically excluded elsewhere in this Agreement or events arising from manufacture, sale or distribution of the Products by Licensee or its sub-licensees. Commencing on the date of first use of a Product in humans, Licensee shall at all times maintain in full force and effect a general liability policy of insurance with product hazard coverage regarding the sale of the Products and the supply of Services by Licensee in a commercially standard amount and Licensee shall, on an annual basis, and at the written request of the Licensor furnish Licensor a certificate confirming such coverage.

16.       LEGAL RELATIONSHIP

Nothing herein expressed or implied shall be deemed to create any partnership or agency between the parties for the production, marketing or exploitation of the Patents or Technical Information or otherwise. Neither party shall hold any of its agents, contractors, employees or servants to be the agent, contractor, employee or servant of the other party. Neither party shall pledge the credit of the other party nor enter into contracts on its behalf. Each party shall indemnify and hold harmless the other party and any company related to the other party from any claims, demands or liabilities with respect to damage to property or personal injury or death of employees, contractors or agents of the indemnity or its own related companies while in or about the premises, plant or site of operations of the other party or any company related to the other party.

17.       THIRD PARTIES

17.1.                    This Agreement extends to and binds the parties and their respective successors and permitted assigns.

17.2.                    A party shall not assign or charge the benefits and obligations on that party’s part to be enjoyed or observed herein to any person, firm or corporation without the prior consent in writing of the other party (which consent shall not be unreasonably withheld) and the undertaking in writing by the assignee to be bound by this Agreement so far as applicable.

17.3.                    Licensee may appoint sub-licensees subject to Licensor ensuring that such sublicensee is not trading in a country for which Australia has trade or diplomatic sanctions in place. If no such sanctions exist, Licensee is not required to obtain approval for appointment of sublicensees. Licensee agrees to ensure that no potential sub-licensee is in litigation with Licensor at the time of the granting of a sublicense.  Licensee agrees to provide Licensor with contact details for each sublicensee within 2 weeks of entering into a sublicense agreement with that sublicensee, and will promptly notify Licensor of any change in such contact details.

18.       NO WAIVER

No failure or delay on the part of a party to exercise any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right or remedy preclude any other further exercise thereof or the exercise of any other right or remedy hereunder.

19.       FORCE MAJEURE

The parties shall not be liable for any failure to perform or observe any term of this Agreement if performance or observance has been delayed, hindered, restricted or prevented by any circumstance not within the direct control of the parties including, without limiting the generality of the foregoing, Acts of God, strikes, lock-outs or other industrial disturbances, war hostilities or the threat or apprehension thereof or any interruption to the supply of materials or information or any accident or breakdown of machinery or the making of emergency or essential repairs thereto or compliance with any valid order of any governmental or public authority and the time or times for performances of the obligations on the respective parties’ parts to be performed herein shall be extended by a period equal to each such period of delay provided that such party shall forthwith give notice to the other party in accordance with the provisions of this Agreement and shall endeavor to remove or remedy the cause thereof with all due diligence and expedition.

20.       TERMINATION

The License shall immediately terminate upon the occurrence of any of the following events:

20.1.                    Upon the expiration of the Term; or

20.2.                    If a party fails to perform or observe any of the obligations and undertakings on its part to be performed herein and that party fails to remedy such breach within sixty (60) days of notice from the other party requiring the alleged breach to be remedied, such notice giving adequate particulars of the alleged breach and of the intention of the party giving notice to terminate the License forthwith upon expiration of the required remedy period; or

20.3.                    If a party enters into liquidation (other than for the purposes of reconstruction) or if an order is made or a resolution is passed for the winding up of a party or placing a party under official management or if a receiver or receiver and manager of the undertaking or property of a party or any part thereof shall be appointed; or

20.4.                    If the Licensee shall have provided to the Licensor six months prior written notice of its intention to terminate the License with respect to any one or more (including all) countries or Products, such termination to be effective on and from the date of termination specified in that notice.  Such termination shall relieve the Licensee from any obligations to pay royalties accruing from sales of Products the subject of such termination after such termination or accruing from sales of Products in the country or countries the subject of the termination after such termination (as the case may be) but shall not relieve the Licensee of any obligations to pay royalties due or accrued with respect to sales prior to the date of termination.  Termination of this Agreement with respect to any one or more (including all) countries or Products shall not affect any other rights or obligations of a party which may have accrued prior to termination with respect to such country or countries or Product or Products.

20.5.                    Governmental diplomatic developments or actions by any country or state adversely influencing the substantial performance or observance of any of the material terms of this Agreement, without compensation to either party provided that any termination of the License pursuant to this Clause shall be without prejudice to the rights of either party against the other party which may have accrued up to and including the date of such termination.

20.6.                    Upon the happening of any other event specified in this Agreement as terminating the Agreement. Termination of this Agreement shall not affect any rights or obligations of a Party which may have accrued prior to termination, including the payment of royalties due or accrued with respect to sales made prior to or after the date of termination.

20.7.                    Any sublicenses granted by Licensee during the term of this Agreement shall survive termination, and Licensor will be entitled to receive any consideration, including royalties, due to Licensee thereunder, and shall have the right to terminate any such sublicenses upon sixty (60) days notice of a material breach of the sublicense which is not cured prior to expiration of such period, and further provided that Licensor will not assume, and will not be liable for, any representations, warranties or obligations of Licensee to any sublicensees.

21.       SALE AND RETURN ON TERMINATION

Licensee shall immediately upon termination of the License:

21.1.                    Complete any orders for the sale of products that the Licensee has contracted to supply;

21.2.                    Offer for sale to Licensor at its value all and several of the Products that Licensee is not otherwise contracted to supply; and

21.3.                    Return to Licensor the specifications of the subject matter of the Patents or Technical Information in eye or machine-readable form and all copies thereof;

in the possession or control of Licensee.

22.       ARBITRATION

If during the term of this Agreement or at any time thereafter any claim or dispute shall arise between the parties as to their respective rights or obligations under this Agreement, such matter shall be referred for final determination to an arbitrator in London, United Kingdom, to be appointed pursuant to the Rules of the London Court of International Arbitration. The arbitrator shall receive written and verbal submissions from the parties within the time appointed by the arbitrator and the arbitrator shall give reasonable consideration to such submissions before making a determination. The arbitrator shall determine the matter in dispute for reasons given in writing and shall dispatch a copy thereof to each party. Any determination made by the arbitrator pursuant to this Clause shall be final and binding on the parties and may be entered in and enforced by any court of competent jurisdiction. The costs and expenses of the arbitrator shall be borne equally between the parties. If this Clause shall be adjudicated as invalid, void or unenforceable by any Court of competent authority, then this Clause shall be severed and deleted from this Agreement without prejudicing or affecting the validity and enforceability of the remainder of this Agreement.

23.       CONFIDENTIAL INFORMATION

In order to facilitate commercialization of the Products, the Parties shall disclose confidential information relevant to the Research and either Party may disclose other confidential information such as scientific engineering, economic, commercial or other technical data or information, biological materials, all methods, processes and procedures or know-how (hereinafter together “Confidential Information”) owned or controlled by it to the other (the disclosing party being referred to as the “Disclosing Party”, and the receiving party as the “Receiving Party”).

23.1.                    In consideration of such disclosure, the Receiving Party agrees to maintain as confidential any and all Information received from the Disclosing Party and to hold such Information in trust for the exclusive benefit of the Disclosing Party. Information disclosed by the Disclosing Party shall remain the exclusive property of the Disclosing Party and will be used by the Receiving Party solely for the purpose for which it was disclosed. The Receiving Party will protect Information received from the Disclosing Party with at least the same degree of care as it uses to protect the Receiving Party’s own Information. The Receiving Party will not use Information disclosed by the Disclosing Party for itself or others or copy or disclose such Information to anyone (except the Receiving Party’s employees, on a need-to-know basis).

The foregoing restrictions on use and disclosure shall not apply to any Information of the Disclosing Party that:

23.1.1               was known to the Receiving Party prior to its disclosure to the Receiving Party by the Disclosing Party as evidenced by written documents predating the Receiving Party’s receipt of such Information; or

23.1.2               is public knowledge at the time of its disclosure to the Receiving Party or became public knowledge after its disclosure to the Receiving Party through no act or omission or on its behalf; or

23.1.3               is lawfully disclosed or made available to the Receiving Party by a third party having no direct or indirect obligation to the Disclosing Party to maintain the confidentiality of such Information;

23.1.4               is independently developed by the Receiving Party without the aid or benefit of Information disclosed to the Receiving Party by the Disclosing Party; or

23.1.5               is disclosed by the Receiving Party pursuant to a subpoena lawfully issued by a court or governmental agency provided that the Receiving Party notifies the Disclosing Party immediately upon receipt of any such subpoena.

The Receiving Party will promptly return to the Disclosing Party upon request all Information of the Disclosing Party (and any copies, reproductions, digests, abstracts or the like of such Information) in its possession or under its control at the time of such request and destroy any computer entries relating thereto.

24.       LIABILITY FOR AFFILIATES

Licensee shall be vicariously responsible for the obligations and undertakings herein to be observed or performed by Affiliates. Any act or omission by an Affiliate that would, if it had been an act or omission by Licensee, constitute a breach of this Agreement shall be deemed a breach of this Agreement by Licensee.

25.       OTHER DOCUMENTS

The parties shall do all such acts, matters and things and shall sign or execute and deliver all such documents as may in the reasonable opinion of Licensor be necessary or expedient to further and more effectually carry into effect the provisions of this Agreement.

26.       OTHER AGREEMENTS

This Agreement, the Research Agreement and the Settlement Agreement contain the entire agreement between the parties with respect to the subject matter hereof and the parties agree that this Agreement, the Research Agreement and the Settlement Agreement supersede and prevail over any prior agreement or understanding between the parties.  The parties agree that, to the extent of any inconsistency between this Agreement and the Research Agreement, the Research Agreement will prevail.

27.       AMENDMENT

No amendment of this Agreement shall bind the parties unless made in writing expressed to be supplemental to or in substitution for the whole or a part of this Agreement.

28.       NOTICES

A notice to be given or made pursuant to this Agreement shall be in writing in English and may be signed by the authorized agent of the party giving same and may be served either:

28.1.     Personally.

28.2.                    By posting the same by registered or certified mail to a party at its address hereinbefore appearing or at any other address of which prior notification shall have been given by the addressee prior to the dispatch of the said notice and any notice given by post shall be deemed to have been received by the addressee at the expiration of fourteen (14) days after the same has been properly posted.

28.3.     By facsimile transmission:

To Licensor:                                                                      Ms Sophie Lazenkas

Lysosomal Diseases Research Unit

Women’s and Children’s Hospital

72 King William Road

North Adelaide

South Australia

Tel:  61 8 8161 7101

Fax:  61 8 8161 7100

to Licensee:                                                                         Dr Doug Treco

Senior Vice President, Research and Development

Transkaryotic Therapies Inc.

700 Main Street

Cambridge, MA 02139

Tel:                           1-617-349-0218

Fax:                        1-617-491-7903

or any other facsimile number of which prior notification shall have been given to the sender prior to the transmission of the facsimile and any facsimile transmission shall be deemed to have been served on the date of transmission by the sender provided that the sender shall receive confirmation of receipt from the recipient.

29.       GOVERNING LAW

This Agreement shall be governed by the laws of the United Kingdom and in default of arbitration as hereinbefore referred to the parties agree by their execution hereof to submit to the non-exclusive jurisdiction of the courts of that nation in respect of all matters arising under this Agreement.

30.       SEVERANCE

If any provision or part thereof of this Agreement is or shall be for any reason void, invalid or unenforceable then the remainder thereof shall in no way be affected thereby but shall continue in full force and effect.

31.       COSTS

Each party shall bear its own costs of and incidental to the negotiation, preparation and execution of this Agreement.

32.       COUNTERPARTS

This Agreement may be executed in two counterparts each of which shall together constitute but one original document.

IN WITNESS whereof the duly authorised representatives of the parties have signed this Agreement on the day and year first mentioned above.

SIGNED by	)
for and on behalf of WOMEN’S AND	)

CHILDREN’S HOSPITAL

) ............................................................

as its duly authorised representative

)

in the presence of:

)

.................................................................

Witness

SIGNED by	)
for and on behalf of TRANSKARYOTIC	)

THERAPIES INC

) ............................................................

as its duly authorised representative

)

in the presence of:

)

.................................................................

Witness